UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): August 29, 2013

Green Living Concepts Inc.

(Exact name of registrant as specified in its chapter)

Nevada	333-183659	460839941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1810 E. Sahara Avenue, Suite 1495

Las Vegas, NV 89104

(Address of principal executive offices)

(702) 866-9960

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

Effective September 10, 2013, Green Living Concepts Inc. (the “Company”), amended its Bylaws to allow for the board of directors to fix the number of directors, and fill any resulting vacancies, by resolution.

Item 5.01 Changes in Control of Registrant.

On August 29, 2013, pursuant to securities purchase agreements with Larisa Galchuk and Semyon Erenburg (collectively, the “Sellers”), Clyde A. Biston purchased an aggregate of 7,000,000 shares of common stock of the Company, from the Sellers, representing approximately 60.7% of the outstanding shares of the Company’s common stock, for an aggregate purchase price of $70,000, resulting in a change in control of the Company. The source of the funds was Mr. Biston’s personal funds.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 10, 2013, Semyon Erenburg and Larisa Galchuk resigned as officers and directors of the Company, Lyubov Zimmerman resigned as director of the Company, and Clyde A. Biston was elected President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and director of the Company.

Mr. Biston, 63, is the founder and has been President of Cross Environmental Services, Incorporated (“CES”), since 1988.  Mr. Biston has over 40 years experience in the general construction and asbestos abatement industry. Prior to entering the abatement profession, he operated a building contractor business. In the nine years prior to the formation of CES, Mr. Biston personally supervised the removal of more than 2 million square feet of asbestos containing materials on projects in Florida and Georgia, as well as many large-scale demolition and remediation projects.

2

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Amendment to Bylaws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2013	Green Living Concepts Inc.

/s/ Clyde A. Biston
Clyde A. Biston
Chief Executive Officer